UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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NATIONWIDE HEALTH PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 16, 2004

To the Stockholders:

The annual meeting of stockholders of Nationwide Health Properties, Inc. will be held at the Conference Center at 610 Newport Center Drive, Newport Beach, California on April 16, 2004, at 1:00 p.m. local time. At the meeting, stockholders will act on the following matters:

(1)	Election of three directors, each for a term of three years; and

(2)	Any other matters that may properly come before the meeting.

Stockholders of record at the close of business on February 27, 2004 are entitled to vote at the meeting or any postponement or adjournment.

By Order of the Board of Directors

R. Bruce Andrews President and Chief Executive Officer

March 16, 2004

Newport Beach, California

NATIONWIDE HEALTH PROPERTIES, INC.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

PROXY STATEMENT

The Board of Directors of Nationwide Health Properties, Inc. (the “Company”) is soliciting the enclosed proxy for use at our annual meeting of stockholders of Nationwide Health Properties, Inc. to be held on Friday, April 16, 2004, beginning at 1:00 p.m., at the Conference Center, 610 Newport Center Drive, Newport Beach, California, and at any time and date to which the annual meeting may be properly adjourned or postponed. This proxy statement and the accompanying Notice of Annual Meeting of Stockholders describe the purposes of the annual meeting. Distribution of these proxy solicitation materials is scheduled to begin on or about March 16, 2004 to all stockholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the Company’s annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors. In addition, the Company’s management will report on the performance of the Company during 2003 and respond to questions from the stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, February 27, 2004, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or at any time and date to which the annual meeting may be properly adjourned or postponed. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 66,467,453 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company, either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote for election of the nominated slate of directors (see page 4);

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve the election of the directors?

The affirmative vote of a majority of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What is the Company’s policy with respect to Board member attendance at annual meetings of stockholders?

Board members are encouraged to attend the Company’s annual meetings of stockholders. Six of the Company’s seven Board members attended the 2003 annual meeting of stockholders.

STOCK OWNERSHIP

Who are the largest owners of the Company’s stock?

The following table sets forth the only stockholders known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock at December 31, 2003:

Beneficial Owner	Common Stock Beneficially Owned		Percent of Outstanding Shares

Cohen & Steers Capital Management, Inc.	5,296,000	(1)	8.98%
757 Third Avenue
New York, NY 10017

Capital Research and Management Company	4,075,000	(2)	6.9%
333 South Hope Street
Los Angeles, CA 90071

(1)	Cohen & Steers Capital Management, Inc. had sole dispositive power with respect to 5,296,000 shares and sole voting power with respect to 5,089,600 shares.

(2)	Capital Research and Management Company had sole dispositive and voting power with respect to 4,075,000 shares.

How much stock do the Company’s directors and executive officers own?

The following table shows the amount of common stock of the Company beneficially owned (unless otherwise indicated) by the Company’s directors, the executive officers of the Company named in the Summary Compensation Table below and the directors and executive officers of the Company as a group. Except as otherwise indicated, all information is as of February 29, 2004.

STOCK OWNERSHIP

Name	Aggregate Number of Shares Beneficially Owned(1)	Acquirable within 60 Days(2)	Percent of Shares Outstanding(3)

R. Bruce Andrews	181,866	320,001	0.8%

David R. Banks	23,700	—	—

Donald D. Bradley	10,500	34,999	—

Mark L. Desmond	31,600	111,999	0.2

William K. Doyle	13,831	—	—

Charles D. Miller	121,000	—	0.2

Douglas M. Pasquale	2,500	—	—

Robert D. Paulson	10,412	—	—

Keith P. Russell	4,000	—	—

Jack D. Samuelson	63,477	—	0.1

John J. Sheehan, Jr.	4,908	80,001	0.1

All current directors and executive officers as a group (13 persons)	475,219	606,999	1.6%

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Certain of the Company’s directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as follows:

•	Mr. Doyle – 411 shares held by his son and 268 shares held by his daughter.

•	Mr. Miller – 10,000 shares held in the Carolyn and Chuck Miller Foundation as to which Mr. Miller has no pecuniary interest and disclaims beneficial ownership.

•	Mr. Pasquale – 500 shares held by his wife and 500 shares held by each of his two sons.

•	Mr. Sheehan – 1,658 shares that his wife holds as custodian for the benefit of his children.

(2)	Reflects shares that could be purchased by exercise of options on February 29, 2004 or within 60 days thereafter under the Company’s stock option plan.

(3)	Based on the number of shares outstanding at or acquirable within 60 days of February 29, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the filings with the Securities and Exchange Commission, the Company believes that all of the Company’s directors and executive officers complied during 2003 with the reporting requirements of Section 16(a) of the Securities Act of 1934, except that: Robert D. Paulson filed three late reports related to purchases of 311 shares through a broker-sponsored dividend reinvestment plan.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors is currently divided into three classes, having three-year terms that expire in successive years.

The current term of the office of directors in each class expires as follows:

•	Class II expires at the 2004 annual meeting

•	Class III expires at the 2005 annual meeting

•	Class I expires at the 2006 annual meeting

The Board of Directors proposes that the nominees described below under the description “Directors Standing for Election,” each of whom is currently serving as a Class II director, be elected for a term of three years and until his successor is duly elected and qualified.

Each of the nominees have consented to serve a three-year term. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Directors Standing for Election

Class II Directors

David R. Banks	Director since 1985

Mr. Banks, 67, is the retired Chairman and Chief Executive Officer of Beverly Enterprises, Inc., an operator of nursing facilities and rehabilitation clinics. He joined Beverly Enterprises, Inc. as President and Chief Operating Officer in October 1979, was elected President and Chief Executive Officer in May 1989 and was elected Chairman, President and Chief Executive Officer in March 1990 and served as Chairman from March 1990 until his retirement in December 2001. He had been a Director of Beverly Enterprises, Inc. since September 1979. Mr. Banks is a director of Ralcorp Holdings.

Douglas M. Pasquale	Director since 2003

Mr. Pasquale, 49, has served as Executive Vice President, Chief Operating Officer and a Director of the Company since November 2003. Mr. Pasquale served as the Chairman and Chief Executive Officer of ARV Assisted Living, an operator of assisted living facilities, from December 1999 to November 2003. From March 1999 to December 1999, Mr. Pasquale served as the President and Chief Executive Officer at ARV and he served as the President and Chief Operating Officer at ARV from June 1998 to March 1999. Previously, Mr. Pasquale served as President and Chief Executive Officer of Richfield Hospitality Services, Inc. and Regal Hotels International—North America, a hotel ownership and hotel management company from 1996 to 1998 and as its Chief Financial Officer from 1994 to 1996. Mr. Pasquale is a member of the Executive Board of the American Seniors Housing Association (ASHA).

Jack D. Samuelson	Director since 1994

Mr. Samuelson, 79, co-founded Samuelson Brothers, a real estate developer and contracting firm, in 1946 and has served as its President and Board Chairman since 1957. Mr. Samuelson is also a Director of Westaff, an international temporary help company. He is a Trustee of the educational institutions Occidental College and Fuller Seminary. He is a past Chairman of Hollywood Medical Center and the Institute of Critical Care Medicine. He serves several non-profit housing companies: Director and Chairman of Presbyterian Homes of the West, SCPH Senior Continuum Housing Communities, and Beacon Affordable Housing Enterprises.

Directors Continuing in Office

Class III Directors

R. Bruce Andrews	Director since 1989

Mr. Andrews, 63, has served as President and Chief Executive Officer of the Company since September 1989 and a Director of the Company since October 1989. He had previously served as a Director of American Medical International, Inc., a hospital management company, and served as its Chief Financial Officer from 1970 to 1985 and its Chief Operating Officer in 1985 and 1986. From 1986 through 1989, Mr. Andrews was engaged in various private investments.

Charles D. Miller	Director since 1985

Mr. Miller, 76, is the retired Chairman and Chief Executive Officer of Avery Dennison Corporation, a manufacturer of self-adhesive materials, labels, and office products, where he held various executive positions since 1964. He is a member of the Board of Directors of The Air Group, the Amateur Athletic Foundation of Los Angeles, Los Angeles Business Advisors and a Trustee Emeritus of Johns Hopkins University and Occidental College. He is a member of the Advisory Board of the Autry Museum of Western Heritage.

Class I Directors

William K. Doyle	Director since 2000

Mr. Doyle, 57, has been the Managing Partner of Kerlin Capital Group, LLC, a private investment bank, based in Los Angeles, California, since he founded it in December 1994. Mr. Doyle has been an investment banker for 30 years and has been affiliated with major investment banking firms as a Managing Director including Lehman Brothers and Smith Barney where he was involved in capital raising transactions for ten different REITs. Mr. Doyle is also a Trustee of the Orthopedic Hospital Foundation.

Robert D. Paulson	Director since 2002

Mr. Paulson, 58, has been the Chief Executive Officer of Aerostar Capital LLC, a private equity investment firm since he founded it in June 1997. To date Aerostar has made twelve investments in high technology companies with a combined transaction value of $1 billion. Prior to founding of Aerostar Capital, Mr. Paulson retired from McKinsey & Company, Inc., an international management consulting firm. At McKinsey, Mr. Paulson served as the Los Angeles Office Manager, led the Global Aerospace and Defense Practice, and was twice elected to McKinsey’s Board of Directors. Mr. Paulson currently serves as a director of Ducommun Inc.; Forgings International, LP; and the Grand Teton Music Festival.

Keith P. Russell	Director since 2002

Mr. Russell, 58, has been the President of Russell Financial, Inc., a strategic and financial consulting firm serving businesses and high net worth individuals and families, since April 2001. Mr. Russell retired in March 2001 as the Chairman of Mellon West, a fiduciary bank, and Vice Chairman of Mellon Financial Corporation, a fiduciary bank. Prior to this position, Mr. Russell was Vice Chairman and Chief Risk Officer of Mellon Bank Corporation from June 1992 to April 1996. Mr. Russell is the former President and Chief Operating Officer, and a Director, of Glenfed/Glendale Federal Bank. Before joining Glendale Federal Bank in 1983, Mr. Russell served as a Senior Vice President and Deputy Administrator of the Subsidiary Group of Security Pacific Corporation. Mr. Russell is a Director of Mellon West; Countrywide Financial Corporation; Treasury Bank (an independent subsidiary of Countrywide); and Forrest Binkley and Brown Capital Partners, a venture capital firm.

How are directors compensated?

Base Compensation.    Each non-employee Director receives a retainer based on an annualized rate of $25,000 together with a fee of $1,500 per Board meeting or $1,000 per Committee meeting attended. The Chairman receives an additional $30,000 per year. The Audit and Investment Risk Management Committee Chairmen receive additional compensation for their Board Committee service in the amount of $10,000 per year. The Compensation and Corporate Governance Committee Chairmen receive additional compensation for their Board Committee service in the amount of $5,000 per year.

Restricted Stock.    Each non-employee Director receives an automatic award, in January of each year, of 2,000 shares of common stock. Each award vests three years after the date of issuance. Dividends are paid on the restricted stock at the same rate that the Company pays dividends on all of its common stock.

Retirement Plan.    Non-employee Directors are eligible to participate in the Retirement Plan for Directors whereby individuals who terminate their service as a Director are entitled to receive an annual retirement benefit from the Company equal to the aggregate annual Director retainer in effect at the time of the eligible Director’s termination from the Board. The current retainer amount is $25,000 per year. Any increases in the annual retainer which take effect after an eligible Director’s termination from the Board will automatically increase the annual retirement benefit.

Benefits will be paid for a period equal to the number of years of service that the eligible Director served on the Board. Upon death of an eligible Director, any benefits will be paid to his or her designated beneficiary in accordance with the same payment schedule above until receipt of the maximum benefit to which the eligible Director would have been entitled had he or she survived.

How often did the Board meet during fiscal 2003?

The Board of Directors met eleven times during 2003. Each Director attended more than 75% of the total number of meetings of the Board and Committees on which he served.

What Committees has the Board established?

The Company’s Board composition and Committees are as follows:

BOARD COMPOSITION

Name	Audit Committee	Compensation Committee	Corporate Governance Committee	Investment Risk Management Committee
Independent* Directors:
Charles D. Miller, Chairman		X	Chair

David R. Banks	X	Chair	X	X

William K. Doyle	X		X	X

Robert D. Paulson	X			X
Keith P. Russell	Chair**
Jack D. Samuelson	X	X	X	Chair
Management Directors:
R. Bruce Andrews, CEO				X
Douglas M. Pasquale, COO				X

* As determined by the Board in accordance with the Company’s Corporate Governance Principles.

** Mr. Russell is qualified as an Audit Committee financial expert within the meaning of SEC regulations and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

How may I view committee charters?

Each of the Company’s Committees has a written charter which is available on the Company’s website at www.nhp-reit.com. The written charter of the Audit Committee was an appendix to the Company’s 2003 proxy statement.

Audit Committee.    The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, accounting and financial reporting processes and audits of the Company’s financial statements, systems of internal accounting and financial controls, independence, qualifications and performance of the independent auditors, performance of the internal audit function and compliance with the Company’s Business Code of Conduct & Ethics and applicable legal and regulatory requirements. Our common stock is listed on the New York Stock Exchange and is governed by its listing standards. All members of the Audit Committee meet the independence standards of the New York Stock Exchange and are independent within the meaning of SEC regulations. The Audit Committee met five times in 2003.

Compensation Committee.    The Compensation Committee has been delegated the functions of the Board relating to Director and executive compensation and benefits, including administration of the Company’s Stock Option Plan and Deferred Compensation Plan. The Compensation Committee met twice in 2003.

Corporate Governance Committee.    In addition to its other duties, The Corporate Governance Committee functions as a nominating committee. The Corporate Governance Committee’s Charter was expanded in March 2003 to assist the Board in identifying qualified individuals to become Directors, determining the composition of the Board and its Committees, facilitating the evaluation of the Board’s overall effectiveness, and considering corporate governance matters, including monitoring the implementation and maintenance of the Company’s Corporate Governance Principles. All members of the Corporate Governance Committee are independent within the meaning prescribed by the New York Stock Exchange. The Corporate Governance Committee met three times in 2003.

The Committee has a policy of considering all Director candidates recommended by stockholders. Any stockholder wishing to propose a Director nominee for the Committee’s consideration should submit a recommendation in writing to the Committee’s Chairman, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a Director. The Committee’s charter provides that nominees selected by the Committee, whether recommended by the Committee or a stockholder, shall have the highest personal and professional ethics, integrity and values and such other attributes as from time to time may be established by the Company’s Corporate Governance Principles. The process by which the Committee has identified nominees has been one of the existing Committee members identifying individuals already known to them and a subjective process by which all members of the Committee evaluate potential nominees. The Company did not receive any stockholder recommended candidates during 2003.

Investment Risk Management Committee.    The Investment Risk Management Committee has the power to approve the Company’s investments and reviews the Company’s investment risk policies. The Investment Risk Management Committee met six times in 2003.

How may I communicate with NHP’s non-management directors?

You may submit an e-mail to NHP’s Board at CorporateGovernance@nhp-reit.com. These communications may be submitted on a confidential or anonymous basis if you so desire and (1) will be forwarded by NHP’s corporate ombudsperson to the appropriate Directors for their review; (2) will be simultaneously reviewed and addressed by the Audit Committee; and (3) will be reported to the Board of Directors on a quarterly basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Steven J. Insoft joined the Company as its Vice President of Development in February 1998. Mr. Insoft’s parents own entities that were provided mortgage financing by the Company prior to Mr. Insoft joining the Company. During 2003, the total amount of mortgage payments made by these entities to the Company was approximately $1,717,000. At December 31, 2003, the outstanding mortgage balance was $8,500,000. The Company believes that the foregoing transactions among Mr. Insoft’s family members and the Company are on terms and conditions which are similar to those between the Company and unrelated third parties.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements of the Company for the year ended December 31, 2003 with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee has received and reviewed the written disclosures provided by the Company’s independent auditors required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

Based upon the Committee’s discussions with management and the independent auditors and the Committee’s review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

March 16, 2004	Members of the Audit Committee

Keith P. Russell, Chairman

David R. Banks

William K. Doyle

Robert D. Paulson

Jack D. Samuelson

Independent Public Accountants

Ernst & Young LLP has been selected by the Company’s Audit Committee to serve as the Company’s independent public accountants for 2003. Ernst & Young has been the Company’s independent public accountants since March 2002.

Representatives of Ernst & Young will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

On March 13, 2002, the Board of Directors and the Audit Committee of the Company decided to no longer engage Arthur Andersen LLP as the Company’s independent public accountants and engaged Ernst & Young to serve as the Company’s independent public accountants for the calendar year 2002.

Arthur Andersen’s reports on the Company’s consolidated financial statements for each of the years ended 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2001 and 2000, and through March 13, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter in connection with its report on the Company’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2001 and 2000 and through March 13, 2002, the Company did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

AUDIT FEES

The following table presents the aggregate fees billed for professional services rendered for the audit of the Company’s financial statements for 2003 and 2002.

	2003	2002
(1) Audit Fees	$350,615	$387,788
(2) Audit-Related Fees(A)	20,086	3,968
(3) Tax Fees(B)	197,644	150,267
(4) All Other Fees	—	—

(A)	Principally fees related to determining the proper accounting treatment of proposed transactions.

(B)	Principally tax compliance services, including preparation of U.S. federal and state tax returns, review of the taxability of the Company’s dividends, estimated payments of taxes and tax examination assistance.

All audit-related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee charter provides for the pre-approval of all audit and any non-audit service provided above a de minimis level(s) from time to time established by the Committee. The Committee has delegated pre-approval authority to the Chairman of the Committee so long as he or she presents any decisions made to the full Committee at its next scheduled meeting.

EXECUTIVE COMPENSATION

The following Report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report or the performance graphs by reference therein.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for 2003.

What is the Company’s philosophy of executive officer compensation?

The Company’s compensation program for executives consists of three key elements:

•	A base salary;
•	A performance-based annual bonus; and
•	Periodic grants of stock options and dividend equivalents.

The Compensation Committee believes that this three-part approach best serves the interests of the Company and its stockholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of stockholders. Under this approach, compensation for these officers involves a high proportion of pay that is “at risk”—namely, the annual bonus, stock options and dividend equivalents. The variable annual bonus permits individual performance to be recognized on an annual basis, and is based, in significant part, on an evaluation of the contribution made by the officer to the Company’s performance. Stock options and dividend equivalents relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company’s stockholders.

Since 1995, the Compensation Committee has retained the services of an executive compensation consulting firm (the “Compensation Consultant”) to assist the Committee in its assessment of the Company’s compensation programs for its executive officers.

Base Salary.    Base salaries for the Company’s executive officers, as well as changes in such salaries, are based upon recommendations by the Chief Executive Officer, taking into account such factors as competitive industry salaries; a subjective assessment of the nature of the position; the contribution and experience of the officer; and the length of the officer’s service. The Compensation Consultant reviews all salary recommendations with the Compensation Committee, which then approves or adjusts such recommendations.

Annual Bonus.    Annual bonuses are based upon recommendations by the Chief Executive Officer, taking into consideration an evaluation of the performance of the Company as a whole, together with a subjective evaluation of each executive officer. The Compensation Consultant reviews all bonus recommendations with the Compensation Committee, which then approves or adjusts such recommendations.

Stock Options and Dividend Equivalents.    All of the executive officers participate in the Company’s Stock Option and Restricted Stock Plan. That plan’s primary purpose is to offer an incentive for long-term performance of the Company. The plan provides for awards of restricted stock, grants of stock options and stock appreciation rights and awards of dividend equivalents.

In 1996, at the recommendation of the Compensation Consultant, grants of stock options and awards of dividend equivalents related to stock options replaced awards of restricted stock. The stock options vest ratably over a three-year period and are exercisable at the market price of the Company’s common stock on the date of grant. Dividend equivalents are paid in cash based upon a formula recommended by the Compensation Consultant.

Fifty percent of the dividend equivalent award depends upon the Company’s performance measured by total return to stockholders (increase in stock price and dividends paid) over a three-to-five year period, compared to a peer group of healthcare real estate investment trusts as selected by the Compensation Committee after considering recommendations of the Compensation Consultant. The other 50% of the dividend equivalent award depends on performance standards of (1) growth percentage of funds from operations, (2) multiple of funds from operations, (3) dividend growth, (4) dividend yield and (5) amount and quality of new investments, and each of these five factors is reviewed against the peer group; however, the determination as to whether this 50% test is met in whole or in part is based on the overall judgment of the Committee as to whether the Company’s performance as measured by these performance standards merits satisfying this 50% of the dividend equivalents test. Dividend equivalents may be earned in their entirety or in part depending upon whether the criteria are fully met at the time of measurement. In 2003, the Compensation Consultant recommended and the Committee determined that for stock options granted in 2000, 28.8% of the dividend equivalents had been earned.

In 2003, for executive officers, other than the Chief Executive Officer, stock option grants ranged from 12,500 to 40,000, and dividend equivalent awards ranged from 12,500 to 40,000. The levels of such awards were based upon the recommendation of the Compensation Consultant. The awards are intended to provide incentives for the long-term performance of the Company.

How is the Company’s Chief Executive Officer compensated?

The Compensation Committee set Mr. Andrews’ salary for 2003 at its January 2003 meeting. Mr. Andrews’ base salary remained at $480,000 based upon the recommendation of the Compensation Consultant and in light of salaries being paid to other similarly situated Chief Executive Officers as determined based on the business experience of the members of the Compensation Committee and in recognition of the Company’s performance in 2002 under his leadership.

Mr. Andrews’ bonus with respect to 2003 was $384,000, or 80% of his base salary for 2003, and was awarded based on the recommendation of the Compensation Consultant as well as a subjective evaluation by the Committee at the January 2004 meeting of Mr. Andrews’ performance and of the performance of the Company as a whole in 2003.

Mr. Andrews was granted 50,000 stock options and awarded 50,000 dividend equivalents in January 2003. The purpose of this award was to provide a long-term incentive to Mr. Andrews as options vest ratably over three years and the dividend equivalents can be earned depending upon the Company’s performance measured for a minimum of a three-year period up to a five-year period as described above. The award was based upon the recommendation of the Compensation Consultant and the subjective evaluation of Mr. Andrews’ performance and that of the Company as a whole.

How is the Company addressing Internal Revenue Code limits on deductibility of compensation?

The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended. The basic philosophy of the Compensation Committee is to strive to provide such executive officers with a compensation package which will preserve the deductibility of such payments for the Company. However, certain types of compensation payments and their deductibility depend upon the timing of an executive officer’s vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation

Committee’s control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

March 16, 2004	Members of the Compensation Committee

David R. Banks (Chairman)

Charles D. Miller

Jack D. Samuelson

Compensation Committee Interlocks and Insider Participation

Mr. Banks is the Chairman of the Company’s Compensation Committee and was an officer of the Company, serving as Chairman of the Board of Directors, from its inception until June 1988.

Employment Agreements

The Company has entered into employment agreements with R. Bruce Andrews, President and Chief Executive Officer, Douglas M. Pasquale, Executive Vice President and Chief Operating Officer, and Mark L. Desmond, Senior Vice President and Chief Financial Officer. Subject to the provisions of the employment agreements, annual increases in base compensation, annual bonuses and annual grants of stock options with performance-based dividend equivalents are determined by the Company’s Compensation Committee.

Mr. Andrews received base compensation for 2003 of $480,000 and a bonus for 2003 of $384,000. Mr. Andrews employment agreement provides for a final termination date not later than his 65th birthday in June 2005. In the event of a termination in Mr. Andrews’ employment prior to his 64th birthday in June 2004, other than for cause, disability, death or by him for good reason, he is entitled to a severance payment equal to two times his highest annual base compensation and two times his average annual bonus over the last three years. Under such circumstances, the provisions of the employment agreement provide that any options held by him that are not then vested will vest, and that the Company will pay any performance-based dividend equivalents that would have been earned by Mr. Andrews during the two years following termination. Mr. Andrews would continue to be covered by the Company’s health plan for a two-year period.

Mr. Pasquale commenced employment with the Company on November 1, 2003, with compensation at an annual rate of $400,000. He received a $250,000 hiring bonus, and his employment agreement provides that the total amount of his salary for 2004 and his annual bonus for 2004 cannot be less than $750,000. The employment agreement provides for his election to the office of President and Chief Executive Officer of the Company within two years after the effective date of his employment agreement. Mr. Pasquale’s employment agreement provides for a three-year employment period and automatically renews on the first day of each month for a new three-year period, unless the Company or Mr. Pasquale gives notice that the agreement will not be further extended. In the event of a termination of Mr. Pasquale’s employment other than for cause, disability or death, he is entitled to a severance payment equal to three times his highest annual base compensation, and three times his average annual bonus over the last three years, unless his employment has been for less than three years in which case he would receive three times his target bonus. His agreement further provides that, under such circumstances, any shares of restricted stock and options held by him that are not then vested will vest and that the Company will provide Mr. Pasquale with any performance-based dividend equivalents (to the extent earned by Mr. Pasquale through the date of termination) for the three years following termination, and that he would be covered by the company’s health plan for a three-year period.

Mr. Desmond received base compensation for 2003 of $250,000 and a bonus for 2003 of $100,000. The employment agreement for Mr. Desmond currently provides for an employment period ending February 28, 2006, and automatically extends one additional year on each February 28th unless the Company or Mr. Desmond gives notice that the agreement will not be further extended. In the event of a termination of employment of Mr. Desmond, other than for cause, disability, death or within three years following a change of control, he is entitled to a severance payment equal to 150% of his highest annual base compensation and 150% of his average annual bonus over the last three years. In addition, shares of restricted stock and stock options held by him that are not then vested will vest. The Company will provide him with any performance-based dividend equivalents that would have been earned by him during the 18 months following his termination. Mr. Desmond will continue to be covered by the Company’s health plan for a period of 18 months following termination.

The Company has adopted an executive employment security policy. The policy provides generally that if, within three years following a change of control of the Company, the employment of any plan participant is terminated, except under defined circumstances, the participant is entitled to receive payments equal to the participant’s highest compensation for a period of 12 to 36 months following termination, depending upon the participant’s length of employment. These payments would be reduced by one-half of any compensation received from any new employment. Donald D. Bradley, Mark L. Desmond and John J. Sheehan, Jr. have been designated as plan participants.

Executive Compensation Summary Table

The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2003 (the “named executive officers”) for services rendered to the Company during each of the last three years.

EXECUTIVE COMPENSATION SUMMARY TABLE

Name and Principal Position		Annual Compensation			Long-Term Compensation
	Fiscal Year	Salary		Bonus	Stock Options Awarded	LTIP Payouts ($)(1)	All Other Compensation(2)
R. Bruce Andrews President and Chief Executive Officer	2003 2002 2001	$480,000 480,000 446,250		$384,000 — 267,750	50,000 50,000 50,000	$334,979 482,126 574,685	$31,200 30,700 28,840
Douglas M. Pasquale Executive Vice President and Chief Operating Officer	2003 2002 2001	66,667 — —	(3)	250,000 — —	40,000 — —	— — —	2,031 — —
Mark L. Desmond Senior Vice President and Chief Financial Officer	2003 2002 2001	250,000 231,000 224,000		100,000 70,000 89,600	17,500 17,500 17,500	117,243 168,747 201,140	21,976 20,727 19,160
Donald D. Bradley Senior Vice President and General Counsel	2003 2002 2001	240,000 225,000 161,644	(4)	96,000 90,000 63,500	17,500 17,500 17,500	— — —	20,450 17,042 15,810
John J. Sheehan, Jr. Vice President of Development	2003 2002 2001	195,000 187,000 179,000		78,000 56,100 57,000	12,500 12,500 12,500	83,744 120,530 143,671	19,789 18,970 17,352

(1)	These amounts represent payment of dividend equivalents earned by named executive officers. See footnote 1 to the table under “Option Grants During 2003” on page 16.

(2)	The amounts shown in this column consists of the Company’s matching contributions under the Company’s deferred compensation plan and the Company’s contribution under the Company’s 401(K) plan. The Company’s contributions in 2003 under the Company’s deferred compensation plan for each individual were as follows: Mr. Andrews $19,200, Mr. Pasquale $2,031, Mr. Desmond $9,976, Mr. Bradley $8,450 and Mr. Sheehan $7,789. The Company’s contributions in 2003 under the Company’s 401(K) plan for each individual were as follows: Mr. Andrews $12,000, Mr. Pasquale none, Mr. Desmond $12,000, Mr. Bradley $12,000 and Mr. Sheehan $12,000.

(3)	This amount is for the period since November 3, 2003 (commencement of Mr. Pasquale’s employment with the Company).

(4)	This amount is for the period since March 12, 2001 (commencement of Mr. Bradley’s employment with the Company).

Option Grants for 2003

The following table sets forth information with respect to option grants to the named executive officers during fiscal 2003 and the potential realizable value of such option grants:

•	The number of shares of common stock underlying options granted during the year;
•	The percentage that such options represent of all options granted to employees during the year;
•	The exercise price;
•	The expiration date; and
•	The hypothetical present value, as of the grant date, of the options under the option-pricing model discussed below.

The Company calculated the hypothetical value of the options as of their date of grant using the Black-Scholes option pricing model, as permitted by SEC rules, based upon a set of assumptions set forth in the footnote to the table. This model is only one method of valuing options, and the reader should not interpret the Company’s use of the model as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of the exercise.

OPTION GRANTS DURING 2003

Name	Number of Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)(2)	Expiration Date	Hypothetical Value at Grant Date

R. Bruce Andrews	50,000	28.99%	$14.20	1/28/2013	$29,000	(3)

Douglas M. Pasquale	40,000	23.19%	18.48	11/3/2013	64,800	(4)

Mark L. Desmond	17,500	10.14%	14.20	1/28/2013	10,150	(3)

Donald D. Bradley	17,500	10.14%	14.20	1/28/2013	10,150	(3)

John J. Sheehan, Jr.	12,500	7.25%	14.20	1/28/2013	7,250	(3)

(1)	Awards of dividend equivalents accompany the 2003 stock option grants on a one-for-one basis. The dividend equivalents are payable in cash until such time as the corresponding stock option is exercised, based upon a formula approved by the Compensation Committee. Fifty percent of the dividend equivalent award depends upon the Company’s performance measured by total return to stockholders (increase in stock price and dividends paid) over a three-to-five year period, compared to a peer group of healthcare real estate investment trusts as selected by the Compensation Committee after considering recommendations of the Compensation Consultant. The other 50% of the dividend equivalent award depends on performance standards of (1) growth percentage of funds from operations, (2) multiple of funds from operations, (3) dividend growth, (4) dividend yield and (5) amount and quality of new investments, and each of these five factors is reviewed against the peer group; however, the determination as to whether this 50% test is met in whole or in part is based on an overall judgment of the Compensation Committee as to whether the Company’s performance as measured by these performance standards merits satisfying this 50% of the dividend equivalents test.

(2)	The market prices on the dates of the grants were the same as the exercise prices.

(3)	Calculated using the Black-Scholes option valuation methodology. In using this methodology, the Company utilized the following variables: risk free rate of return of 4.13%; .2968 three-year volatility factor; 12.46% dividend yield; and ten-year option term, which yields a Black-Scholes value for such stock options of $0.58 per option.

(4)	Calculated using the Black-Scholes option valuation methodology. In using this methodology, the Company used the following variables: risk free rate of return of 4.30%; .2552 three-year volatility factor; 8.09% dividend yield; and ten-year option term, which yields a Black-Scholes value for such stock options of $1.62 per option.

Option Exercises and Values for 2003

The table below sets forth the following information with respect to option exercises during fiscal 2003 by each of the named executive officers and the status of their options at December 31, 2003:

•	The number of shares of common stock acquired upon exercise of options during 2003;
•	The aggregate dollar value realized upon the exercise of such options;
•	The total number of exercisable and non-exercisable stock options held at December 31, 2003; and
•	The aggregate dollar value of in-the-money exercisable options at December 31, 2003.

AGGREGATE OPTION EXERCISES DURING 2003

AND OPTION VALUES ON DECEMBER 31, 2003

Name	Number of Shares Acquired Upon Exercise of Option	Value Realized Upon Exercise
			Number of Unexercised Options 12/31/03		Value of Unexercised In-the-Money Options 12/31/03(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

R. Bruce Andrews	—	$—	270,201	99,999	$414,586	$345,414

Douglas M. Pasquale	—	—	—	40,000	—	42,800

Mark L. Desmond	—	—	94,499	35,001	145,101	120,899

Donald D. Bradley	—	—	17,499	35,001	49,814	118,536

John J. Sheehan, Jr.	—	—	67,501	24,999	103,649	86,351

(1)	In accordance with SEC rules, the Company calculates the values by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $19.55, the closing common stock price reported from the New York Stock Exchange on December 31, 2003.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	797,000	$18.475	258,933

Equity compensation plans not approved by security holders	—	—	—

Total	797,000	$18.475	258,933

(1)	The plan is the Company’s 1989 Stock Option Plan as Amended and Restated April 20, 2001.

PERFORMANCE GRAPHS

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

The following graph demonstrates the performance of the cumulative total return to the stockholders of the Company’s common stock during the previous five years in comparison to the cumulative total return on the National Association of Real Estate Investment Trusts (NAREIT) Equity Index and the Standard & Poor’s 500 Stock Index. The NAREIT Equity Index is comprised of all tax-qualified, equity oriented, real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market.

IT SHOULD BE NOTED THAT THIS GRAPH REPRESENTS HISTORICAL STOCK PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

OTHER MATTERS

As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2005 Annual Meeting.    Stockholders interested in presenting a proposal for consideration at the Company’s annual meeting of stockholders in 2005 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company’s by-laws. To be eligible for inclusion in the proxy statement, the stockholder proposals must be received by the Company’s President no later than November 16, 2004.

Stockholders interested in presenting a proposal at the Company’s annual meeting of stockholders outside the procedures prescribed in Rule 14a-8 (i.e., a proposal to be presented at the annual meeting of stockholders in 2005 but not included in the Company’s proxy statement) must be received by the Company’s President no later than January 30, 2005 to be considered timely. Under the SEC’s proxy voting rules, the Company may exercise discretionary voting authority on stockholder proposals received after such date.

Proxy Solicitation Costs.    The total cost of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors and officers of the Company personally and by telephone or facsimile. The Company may reimburse persons holding shares in their own names or in the names of the nominees for expenses they incur in obtaining instructions from beneficial owners of such shares. The Company has also engaged D.F. King, Inc. to deliver proxies for a fee of approximately $1,000 plus out-of-pocket expenses.

By Order of the Board of Directors,

R. Bruce Andrews

President and Chief Executive Officer

March 16, 2004

NATIONWIDE HEALTH PROPERTIES, INC. PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark L. Desmond, Donald D. Bradley, Don M. Pearson and each of them, as proxies, each with the power to appoint his substitute, to represent and to vote as designated below, all the shares of Common Stock of Nationwide Health Properties, Inc. held of record by the undersigned on February 27, 2004, at the Annual Meeting of Stockholders to be held on April 16, 2004 and at any adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no specification is made, the Proxy will be voted FOR proposal 1.

If any nominee named on the reverse side declines or is unable to serve as a director, the persons named as proxies, and each of them, shall have full discretion to vote for any other person who may be nominated.

(Continued, and to be signed and dated, on the reverse side.)

NATIONWIDE HEALTH PROPERTIES, INC.

P.O. BOX 11378

NEW YORK, N.Y. 10203-0376

ê DETACH PROXY CARD HERE ê

Please sign, date and return today in the enclosed envelope. This Proxy will not be used if you attend the meeting in person and so request.
☒ Votes MUST be indicated (x) in Black or Blue ink.

1.	ELECTION OF DIRECTORS

	FOR each nominee listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for each nominee listed below	☐	*EXCEPTIONS	☐	To change your address, please mark this box.	☐

Nominees: David R. Banks, Douglas M. Pasquale, Jack D. Samuelson (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provide below.)							To include any comments, please mark this box.	☐

*Exceptions

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

NOTE: Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

			Date Share Owner sign here				Co-Owner sign here